Filed pursuant to Rule 433(d) - Registration Statement No. 333-131136

Free Writing Prospectus Supplement dated May 18, 2006 to Free Writing Prospectus dated May 17, 2006 (For use with Base Prospectus dated April 7, 2006)

$794,331,000 (Approximate; subject to a permitted variance of plus or minus 5%)

Citigroup HELOC Trust 2006-NCB1
Issuing Entity

Citigroup Mortgage Loan Trust Inc.
Depositor

Citigroup Global Markets Realty Corp.
Sponsor and Seller

National City Bank
Originator and Servicer

Citigroup HELOC Trust 2006-NCB1 Notes, Series 2006-NCB1,
Class 2A-1, Class 2A-2, Class 2A-3 and Class M

The depositor has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free (877) 858-8407.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the offered notes referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such offered notes, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the offered notes.

You may withdraw your indication of interest at any time.

On page 8 in the Summary of Free Writing Prospectus, under “Repurchases and Substitutions”, the last two paragraphs are revised by deleting the clause “the servicer or an affiliate” and replacing it with “an affiliate of the servicer.”

On page 19 in the Risk Factors, under “Unpredictability of Prepayments and Effect on Yields,” the seventh and eighth bullet points are revised by deleting the clause “the servicer or an affiliate” and replacing it with “an affiliate of the servicer.”

On page 33, under “The Loan Pool - General,” the fourth sentence of the first paragraph is revised by deleting the clause “the servicer or an affiliate” and replacing it with “an affiliate of the servicer.”

On page 34, under “The Loan Pool - General,” the fourth full sentence and the eighth full sentence of the first paragraph is revised by deleting the clause “the servicer or an affiliate” and replacing it with “an affiliate of the servicer.”

On page 40, under “The Loan Pool - Repurchases and Substitutions,” the first sentence and the third sentence of the first full paragraph is revised by deleting the clause “the servicer or an affiliate” and replacing it with “an affiliate of the servicer.”

On page 52, under “Yield on the Notes - General Prepayment Considerations,” the second sentence and fourth sentence of the third full paragraph is revised by deleting the clause “the servicer or an affiliate” and replacing it with “an affiliate of the servicer.”

On page 52, under “Yield on the Notes - Weighted Average Lives,” clause (xv) of the “Structuring Assumptions” is revised by deleting the clause “the servicer or an affiliate” and replacing it with “an affiliate of the servicer.”

On page 85, the reference to “2.75%” relating to the Payment Date Occurring in “June 2010 and thereafter” in clause (iii) of the definition of “Trigger Event” is revised by deleting such reference and replacing it with “1.75%” as follows:

Payment Date Occurring In	Percentage
June 2010 and thereafter	1.75%

Neither the SEC nor any state securities commission has approved or disapproved of these notes or determined if this free writing prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citigroup	NatCity Investments, Inc.